As filed with the Securities and Exchange Commission on July 8, 1994
                                    Registration No. 33-____________




              SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549


                            FORM S-8
                    REGISTRATION STATEMENT

                              Under
                   THE SECURITIES ACT OF 1933


                           NOVELL, INC.
      (Exact name of issuer as specified in its charter)

      DELAWARE                                       87-0393339
(State of Incorporation)                  (IRS Employer Identification No.)

                       122 East 1700 South
                         Provo, Utah 84606
             (Address of principal executive offices)


                  NOVELL/WORDPERFECT STOCK PLAN
                      (Full title of the plan)


                       David R. Bradford, Esq.
                             Novell, Inc.
                         122 East 1700 South
                          Provo, Utah 84606
                           (801) 429-7000
                (Name, address and telephone number,
             including area code, of agent for service)

                               Copy to:

                           Aaron J. Alter, Esq.
                 WILSON, SONSINI, GOODRICH & ROSATI
                       Professional Corporation
                          650 Page Mill Road
                 Palo Alto, California  94304-1050
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                             CALCULATION OF REGISTRATION FEE




                                               Proposed      Proposed
                                               Maximum       Maximum         Amount
Title of                 Amount                Offering      Aggregate       of
Securities to            to be                 Price         Offering        Registration
be Registered            Registered            Per Share(1)  Price(1)        Fee


Common Stock to be         7,233,000 shares    $8.50         $61,480,500       -
issued pursuant to the
Novell/WordPerfect         52,500 shares       $10.50        $551,250          -
Stock Plan, par value
$.10 per share             500,500 shares      $13.50        $6,756,750        -

Aggregate to be
registered              7,786,000 shares       $8.8349       $68,788,500       $23,720



(1) Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the exercise price of outstanding options (weighted average exercise price of $8.8349 per share).













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                            NOVELL, INC.
                 REGISTRATION STATEMENT ON FORM S-8



                              PART II

           INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by References

     There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by Novell, Inc. (the "Company") with the Securities and Exchange Commission:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended October 30, 1993, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act").

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended January 29, 1994 filed pursuant to Section 13 of the 1934 Act.

     (3) The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1994 filed pursuant to Section 13 of the 1934 Act.

     (4) The Company's current report on Form 8-K for the date of report June 24, 1994 filed pursuant to Section 13 of the 1934 Act.

     (5) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed April 3, 1985, pursuant to Section 12(g) of the 1934 Act and the description of the Company's Preferred Shares Rights Plan and the Series A Junior Participating Preferred Shares issuable thereunder contained in the Company's Registration Statement on Form 8-A dated
December 12, 1988.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


Item 4.   Description of Securities.

     Not applicable.

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Item 5.   Interests of Named Experts and Counsel.

     Counsel for the Company, Wilson, Sonsini, Goodrich &
Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, has rendered an opinion to the effect that the Common Stock offered hereby is duly and validly issued, fully paid and nonassessable. Certain members of Wilson, Sonsini, Goodrich & Rosati, P.C., or investment partnerships of which such persons are partners, beneficially own approximately 13,000 shares of the Company's Common Stock. Larry Sonsini, a member of Wilson, Sonsini, Goodrich & Rosati, and a member of the Board of Directors of the Company, holds options to purchase 40,000 shares of the Company's Common Stock.

Item 6.   Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement forexpenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Further, in accordance with the Delaware General Corporation Law, the Company's Certificate of Incorporation eliminates the liability of a director of the Company to the Company and its stockholders for monetary damages for breaches of such director's fiduciary duty of care in certain instances.
Article VII of the Bylaws of the Company provides for indemnification of certain agents to the maximum extent permitted by the Delaware General Corporation Law. Persons covered by this indemnification provision include any current or former directors, officers, employees and other agents of the Company, as well as persons who serve at the request of the Company as directors, officers, employees or agents of another enterprise.

     In addition, the Company has entered into contractual agreements with certain directors and officers of the Company designated by the Board to indemnify such individuals to the full extent permitted by law. These agreements also resolve certain procedural and substantive matters that are not covered, or are covered in less detail, in the Bylaws or by the Delaware General Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Delaware General Corporation Law, the Company's Certificate of Incorporation, the foregoing Bylaw provisions or the Company's indemnification agreements, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnificationis against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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Item 7.   Exemption from Registration Claimed.

          Not applicable.


Item 8.   Exhibits.

          Exhibit
          Number         Description

            5.1 Opinion of counsel as to legality of securities being registered (see page II-6).

           10.1 Novell/WordPerfect Stock Plan and form of agreement thereunder.

           23.1          Consent of Independent Auditors (see page II-7).

           23.2          Consent of Counsel (contained in Exhibit 5.1).

           24.1          Power of Attorney (see page II-5).



Item 9.   Undertakings.

     A.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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           (3)  To remove from registration by means of a post-
effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Sec-tion 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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                                       SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undesigned, thereunto duly authorized, in the City of Provo, State of Utah, on July 8, 1994.

                                       NOVELL, INC.



                                      By:  /s/David R. Bradford, Esq.

                                            David R. Bradford, Esq.
                                            Senior Vice President,
                                            Secretary and General Counsel




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                       POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond J. Noorda and David R. Bradford and each of them, as his or her attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                       Capacity                       Date

/s/ Raymond J. Noorda           Chairman of the Board          July 8, 1994
Raymond J. Noorda

/s/ Robert J. Frankenberg
Robert J. Frankenberg           President and Chief            July 8, 1994
                                Executive Officer and
                                Director
                                (Principal Executive
                                Officer)


/s/ James R. Tolonen            Chief Financial Officer       July 8, 1994
James R. Tolonen                (Principal Financial and
                                Accounting Officer)

/s/ Elaine R. Bond              Director                      July 8, 1994
Elaine R. Bond

/s/ Jack L. Messman             Director                      July 8, 1994
Jack L. Messman

                                Executive Vice President,     July 8, 1994
Kanwal S. Rekhi                 Corporate Technology and
                                Director


/s/ Larry W. Sonsini            Director                     July 8, 1994
Larry W. Sonsini

/s/ Ian R. Wilson               Director                     July 8, 1994
Ian R. Wilson


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                            Exhibit 5.1






                           July 8, 1994



Novell, Inc.
122 East 1700 South
Provo, Utah  84606

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 8, 1994 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 7,786,000 shares of your Common Stock (the "Shares") reserved for issuance under the Novell/WordPerfect Stock Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

     It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                            Sincerely yours,

                            /s/ Wilson, Sonsini, Goodrich & Rosati

                            WILSON, SONSINI, GOODRICH & ROSATI



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                          Exhibit 23.1

           CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS




     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Novell/WordPerfect Stock Plan of Novell, Inc. of our reports dated December 7, 1993, with respect to the consolidated financial statements of Novell, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended
October 30, 1993, and the related financial statement schedules included therein, filed with the Securities and Exchange Commission. The financial statements and schedules of Novell, Inc. incorporated by reference or includedin its Annual Report (Form 10-K) for the year ended October 30, 1993 will be restated to reflect the combined financial results of Novell, Inc. and WordPerfect Corporation to give effect to the merger of the two companies using the pooling of interests method of accounting.


                                                  /s/ Ernst & Young

                                                   ERNST & YOUNG




San Jose, California
July 5, 1994


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                           SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.  20549


                        ----------------------------------------

                                        EXHIBITS
                        ----------------------------------------

                           Registration Statement on Form S-8

                                      NOVELL, INC.


                                     July 8, 1994

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                                   INDEX TO EXHIBITS

        Exhibit                                                        Page
           No.                      Description                         No.

          5.1    Opinion of Counsel as to legality of securities        __
                 being registered (see page II-6 of the
                 Registration Statement).

         10.1    Novell/WordPerfect Stock Plan and form of              __
                 agreement thereunder.

         23.1    Consent of Independent Auditors (see page II-7         __
                 of the Registration Statement).

         23.2    Consent of Counsel (contained in Exhibit 5.1           __
                 hereto).

         24.1    Power of Attorney (see page II-5 of the                __
                 Registration Statement).

         27.1    Financial Data Schedule                                __






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